Exhibit 99.1
Contacts:

Veronica L. Rosa                                         Steven K. Eck
Investor Relations                                       Media Relations
610-408-7196                                             610-408-7295
vrosa@ikon.com                                           seck@ikon.com
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                      IKON BOARD NAMES CEO JAMES J. FORESE
                         TO ADDITIONAL POST OF CHAIRMAN


Valley Forge, Pennsylvania - April 26, 2000 - IKON Office Solutions (NYSE: IKN) today announced that its Board of Directors has elected James J. Forese, President and Chief Executive Officer, to the additional position of Chairman of the Board, effective May 1, 2000.

Mr. Forese succeeds Richard A. Jalkut, who has served as Non-Executive Chairman of the Board since July 1998 when Mr. Forese was appointed President and CEO. The Board named Mr. Jalkut as Lead Independent Director.

Mr. Jalkut said, "Since he assumed executive leadership of IKON, Jim has made good on his commitment to take all necessary actions in the best interests of our shareholders to meet the challenges facing the Company and to improve our performance. He has done an outstanding job, moving quickly to put a strong management team in place, cut costs, improve productivity, and strengthen discipline throughout the Company. Because of Jim's strategic insight and decisive management, IKON is now poised to take advantage of the many growth opportunities in the industry, and it is clear to IKON's Board that consolidating corporate leadership in his hands at this time is the right step to take."

"I am grateful to the Board for this expression of its confidence in me and my management team," said Mr. Forese. "I especially want to give credit for the Company's progress to date to all of IKON's employees who have worked hard to improve the Company's performance, and I am excited about continuing to lead the Company as we take advantage of the growth opportunities in front of us," he stated.

"I also want to thank Dick Jalkut for his leadership on the Board during a period of significant challenges facing our Company. He has made a strong contribution to our efforts to put IKON on a path for increased growth, profitability and enhanced value for our shareholders. We are fortunate to have his continued active participation as Lead Independent Director," Mr. Forese continued.

Prior to assuming the position of President and CEO, Mr. Forese, 64, served as Executive Vice President and President of International Operations for IKON from January 1997 to July 1998. He was Executive Vice President and Chief Operating Officer of Alco Standard, IKON's predecessor company, during 1996. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation in numerous executive positions.

Mr. Forese serves on the Board of Directors of American Management Systems and NUI Corporation. He holds a Bachelor's degree from Rensselaer Polytechnic Institute and a Master's degree from the Massachusetts Institute of Technology.

IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal outsourcing solutions, as well as network design and consulting, application development and technology training. With fiscal 1999 revenues of $5.5 billion, IKON has approximately 900 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, and Denmark.


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 1999 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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